Exhibit 99.8
CONSENT OF FREDERICK W. BUCKMAN
     In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named and described in the Registration Statement on Form S-4 filed by Quanta Services, Inc. (“Quanta”) with the Securities and Exchange Commission on April 20, 2007, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of Quanta upon completion of the merger as described in the Registration Statement and to the filing or attachment of this Consent with such Registration Statement.

/s/ Frederick W. Buckman
Name:	Frederick W. Buckman
Date: April 20, 2007